Filed pursuant to Rule 433
Registration Statement No. 333-263376
Dated April 26, 2024

UBS AG Trigger GEARS

Linked to copper due on or about May 4, 2027

This document provides a summary of the terms of the Trigger GEARS (the “Securities”). Investors should carefully review the accompanying preliminary pricing supplement for the Securities, the accompanying prospectus, as well as the “Selected Risk Considerations” section below, before making an investment decision.

The Securities do not guarantee any return of principal at maturity. The Securities do not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. The Securities are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Securities are subject to the credit risk of UBS. As used in this document, “we,” “us,” or “our” refers to UBS.

Summary of Preliminary Terms
Issuer:	UBS AG London Branch (“UBS”)
Principal Amount:	$1,000 per Security
Term:

Approximately 3 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Asset:

The London Metal Exchange (“LME”) official last cash offer price, in U.S. dollars, per metric tonne of Grade A Copper, as determined by the LME as displayed on Bloomberg Professional® service (“Bloomberg”) page “LOCADY <Comdty>“ (or any official successor thereto), on any trading day. For additional information regarding the Underlying Asset see “Risk Factors — Risks Relating to Characteristics of the Underlying Asset” in the preliminary pricing supplement.

Trade Date:	Expected to be April 29, 2024
Settlement Date:	Expected to be May 2, 2024
Final Valuation Date:	Expected to be April 29, 2027*
Maturity Date:	Expected to be May 4, 2027*
Upside Gearing:	1.4025
Initial Price**:	The price of the underlying asset on the trade date.
Downside Threshold**:	70.00% of the initial level. The actual downside threshold will be determined on the trade date.
Final Price**:	The price of the underlying asset on the final valuation date.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Underwriting Compensation***:	$17.50 (1.75%) per Security.
CUSIP / ISIN:	US90307DJF0 / US90307DJF06
Estimated Initial Value:	Expected to be between $942.50 and $972.50 per Security. See “Key Risks” in the preliminary pricing supplement.
Pricing Supplement:	http://www.sec.gov/Archives/edgar/data/1114446/000183988224013034/ubs_424b2-07880.htm

* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.

** As determined by the calculation agent and as may be adjusted as further described the accompanying preliminary pricing supplement.

*** See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in the accompanying preliminary pricing supplement.

If the underlying return is positive, UBS will pay you a cash payment per Security equal to:

$1,000 × (1 + the Underlying Return × Upside Gearing)

If the underlying return is zero or negative and the final price is equal to or greater than the downside threshold, UBS will pay you a cash payment per Security equal to:

$1,000

If the underlying return is negative and the final price is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, equal to:

$1,000 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

UBS SECURITIES LLC

You will find a link to the accompanying preliminary pricing supplement for the Securities above and links to the accompanying prospectus for the Securities under “Additional Information about UBS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the Securities.

UBS has filed a registration statement (including a prospectus and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-653-0401. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

Selected Risk Considerations

The risks set forth below are discussed in more detail in the “Key Risks” section in the preliminary pricing supplement. Please review those risks, along with the additional risks discussed in the accompanying prospectus, before making an investment decision.

Risks Relating to Return Characteristics

●Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the underlying return is negative and the final price is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

●The contingent repayment of principal applies only if you hold your Securities to maturity

●The upside gearing applies only at maturity

●No interest payments

●Greater expected volatility generally indicates an increased risk of loss at maturity

●Owning the Securities is not the same as owning the underlying constituents

Risks Relating to Characteristics of the Underlying Asset

●Market risk

●There can be no assurance that the investment view implicit in the Securities will be successful

●The Securities are subject to risks associated with copper

●The return on the Securities is linked directly to the price of the underlying asset and not to a basket consisting of several diversified commodities or a broad-based commodity index

●Changes affecting the underlying asset, including legal or regulatory changes or changes by the LME, could have an adverse effect on the value of, and return on, the Securities

●Regulatory changes could adversely affect the return on and value of the Securities

●Suspension or disruptions of market trading in the underlying asset and related futures may adversely affect the market value of, and return on, the Securities

●The underlying asset and the Securities are subject to risks associated with the LME

●The level of the underlying asset may change unpredictably, affecting the value of your Securities in unforeseeable ways

●Commodities-related litigation and regulatory investigations could affect prices for futures contracts, which could adversely affect the Securities

●The Securities are subject to risks associated with non-U.S. exchanges or markets

●You have no rights with respect to copper or rights to receive copper

●Changes affecting the underlying asset could have an adverse effect on the market value of, and return on, the Securities

Estimated Value Considerations

●The issue price you pay for the Securities will exceed their estimated initial value

●The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value

●Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date

Risks Relating to Liquidity and Secondary Market Price Considerations

●There may be little or no secondary market for the Securities

●The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements

●Economic and market factors affecting the terms and market price of Securities prior to maturity

●Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices

Risks Relating to Hedging Activities and Conflicts of Interest

●Potential UBS impact on price

●Potential conflicts of interest

●The Securities may be terminated early if the calculation agent determines that a change in law event has occurred

●Potentially inconsistent research, opinions or recommendations by UBS

Risks Relating to General Credit Characteristics

●Credit risk of UBS

●The Securities are not bank deposits

●If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder

Risks Relating to U.S. Federal Income Taxation

●Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” in the accompanying preliminary pricing supplement and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

UBS SECURITIES LLC